Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in this Registration Statement on Form S-3 (including any amendments thereto) for BKV Corporation, or the Registration Statement, and to the use and incorporation by reference of information from our reports regarding those quantities estimated by Ryder Scott of proved reserves of BKV Corporation and its subsidiaries, the future net revenues from those reserves and their present value for the years ended December 31, 2024, 2023 and 2022, and to the inclusion of our summary reports dated December 18, 2024 and January 10, 2025 in the Registration Statement. We further consent to the reference to our firm as experts in this Registration Statement, including the Prospectus included in the Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P. TBPE Firm Registration No. F-1580

Denver, Colorado

October 1, 2025